Exhibit 10.22

EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated as of October 25, 2006, by and between Professor Connor’s, Inc., a Delaware corporation (the “Company”), and Cathal Walsh (the “Executive”).

In consideration of the mutual covenants herein contained and of the mutual benefits herein provided, the Company and the Executive agree as follows:

1. Representations and Warranties. The Executive represents and warrants to the Company that Executive is not bound by any restrictive covenants and has no prior or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with Executive’s acceptance of continued employment or the performance of all duties and services hereunder to the fullest extent of the Executive’s ability and knowledge. The Executive agrees to indemnify and hold harmless the Company for any liability the Company may incur as the result of the existence of any such covenants, obligations or commitments.

2. Term of Employment. The Company will continue to employ the Executive and the Executive accepts continued employment by the Company on the terms and conditions herein contained for a period (the “Employment Period”) provided in Section 5.

3. Duties and Functions.

(a) (1) The Executive shall be employed as the Chief Operating Officer of the Company and shall oversee, direct and be responsible for all administrative and operational aspects of the Company’s business. The Executive shall report directly to the Chief Executive Officer (the “CEO”).

(2) The Executive agrees to undertake the duties and responsibilities commensurate with the position of Chief Operating Officer, which may encompass different or additional duties as may, from time to time, be reasonably assigned by the CEO and/or the Board, and the duties and responsibilities undertaken by the Executive maybe reasonably altered or modified from time to time by the Board, so long as that Executive’s responsibilities as Chief Operating Officer are not materially reduced, and his reporting relationship is not materially altered or modified in an adverse way.

(b) During the Employment Period, the Executive will devote his time and efforts to the business of the Company. The Executive may engage in non-competitive business or charitable activities for reasonable periods of time each month so long as such activities do not interfere with the Executive’s responsibilities under this Employment Agreement.

4. Compensation.

(a) Base Salary: As compensation for his services hereunder, during the Executive’s employment as Chief Operating Officer, the Company agrees to pay the Executive a base salary at the rate of Two Hundred Thousand Dollars ($200,000) per annum, payable in accordance with the Company’s normal payroll schedule, or on such other periodic basis as may be mutually agreed upon. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. In no event shall Executive’s salary be reduced below his current salary (or, subsequent to any increases, below his then current salary).

Executive’s salary shall be subject to annual review, based on corporate policy and contributions made by Executive to the Company.

(b) Participation in Stock Option Program: The Executive shall be eligible to participate in the Company’s equity incentive programs, as such programs may exist on the date hereof or from time to hereafter, to the same extent as other, similarly situated employees of the Company.

(c) Other Expenses: In addition to the compensation provided for above, the Company agrees to pay or to reimburse the Executive during his employment for all reasonable, ordinary, and necessary, properly vouchered, client-related business or entertainment expenses incurred in the performance of his services hereunder in accordance with Company policy in effect from time to time. The Executive shall submit vouchers and receipts for all expenses for which reimbursement is sought.

(d) Vacation: During each calendar year, the Executive shall be entitled to four (4) weeks of vacation.

(e) Fringe Benefits: In addition to his compensation provided by the foregoing, the Executive shall be entitled to the benefits available generally to Company employees pursuant to Company programs, including, by way of illustration, personal leave, paid holidays, sick leave, profit-sharing, retirement, disability, dental, vision, group sickness, accident or health insurance programs of the Company which may now or, if not terminated, shall hereafter be in effect, or in any other or additional such programs which may be established by the Company, as and to the extent any such programs are or may from time to time be in effect, as determined by the Company and the terms hereof.

5. Employment Period; Termination.

(a) The Executive’s employment under this Agreement shall continue thereafter unabated until terminated by either party pursuant to the terms of this Agreement.

(b) The Employment Period shall continue until terminated upon the earlier to occur of the following events: (i) the close of business on the third anniversary of this Agreement (the initial three (3) year term of this Agreement shall be referred to herein as the “Initial Term”) or (ii) the death or permanent disability (as defined in Section 5 (f)) of the Executive, provided, however, that, on the third anniversary of the date of this Agreement, and on every subsequent annual anniversary, and unless either party has given the other party written notice at least ninety (90) days prior to the such anniversary date, the term of this Agreement and the Employment Period shall be renewed for a term ending one (1) year subsequent to such date (each such one-year term shall be referred to herein as a “Renewal Term”), unless sooner terminated as provided herein. For the purposes of this Agreement, the Initial Term and each Renewal Term shall collectively be referred to as the “Employment Period.”

(c) Notwithstanding the provisions of Sections 5(a) and (b) above, the Executive may terminate the employment relationship at any time for any reason by giving the Company written notice at least thirty (30) days prior to the effective date of termination. Unless otherwise provided by this Section, all compensation and benefits paid by the Company to the Executive shall cease upon his last day of employment; provided, however, that if the Executive terminates his employment for “Good Reason” pursuant to the terms and conditions set forth below, the Company will continue to pay the Executive’s base salary and medical benefits for the greater of (i) the remaining term of the Agreement under the then applicable Employment Period, or (ii) a period of twelve (12) months from the effective date of termination, provided, however, that there shall be offset against any liability for compensation during any period more than twelve (12) months from the date of such termination any compensation paid to the Executive in his capacity as an employee, consultant or independent contractor, and Executive’s interest in any stock options or restricted stock for which he has become eligible under the terms of the applicable stock option plan or agreement shall fully vest on the effective date of his termination. Executive shall also be entitled to receive any accrued but unpaid salary and bonuses, and to be reimbursed for any reimbursable expenses that have not been reimbursed prior to such termination. The Executive acknowledges and agrees that the non-competition and non-solicitation restrictions set forth in Section 7 of this Employment Agreement will remain in full force and effect for the twelve (12) month period after the termination of his employment under this section, and the confidentiality and rights to inventions obligations established in Sections 8 and 9 of this Agreement will survive the termination of this Agreement pursuant to this section.

For purposes of this Agreement, “Good Reason” is defined as any one of the following: (i) Company’s material breach of any provision of this Agreement; (ii) any material adverse change in Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company made without Executive’s permission (other than a change due to Executive’s Permanent Disability or as an accommodation under the Americans With Disabilities Act) which results in: (A) a diminution in any material respect in Executive’s position, authority, duties, responsibilities or compensation, which diminution continues in time over at least thirty (30) days, such that it constitutes an effective demotion (provided, however, that no diminution of title, position, duties or responsibilities shall be deemed to occur solely because the Company becomes a subsidiary of another corporation or entity); or (B) a material diversion from Executive’s performance of the functions of Executive’s position (including but not necessarily limited to Executive’s authority to hire, direct, and/or fire employees, Executive’s authority to oversee the general direction and focus of the Company), excluding for this purpose material adverse changes made with Executive’s written consent or due to Executive’s termination For Cause or termination by Executive without Good Reason; or (iii) relocation of the Company’s headquarters to a location which requires him to travel more than thirty (30) additional miles from Executive’s residence than Executive must already travel to arrive at the Company’s headquarters without Executive’s written consent; provided, however, that it shall not constitute Good Reason unless Executive shall have provided the Company with written notice of its alleged actions constituting Good Reason (which notice shall specify in reasonable detail the particulars of such Good Reason) and Company has not cured any such alleged Good Reason within 30 days of Company’s receipt of such written notice.

(d) If the Executive’s employment is terminated for “Cause,” the Executive shall not be entitled to receive severance pay. As used in this Agreement, the term “Cause” shall include a termination for (i) fraud (including but not limited to any acts of embezzlement or misappropriation of funds); (ii) serious dereliction of fiduciary obligation; (iii) conviction of a felony, plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude (which, through lapse of time or otherwise, is not subject to appeal); (iv) repeatedly being under the influence of drugs or alcohol (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of his duties under this Agreement, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of his duties under this Agreement; or (v) a refusal to substantially perform the Executive’s duties hereunder, except in the event that the Executive becomes permanently disabled as set forth in Section 5(f). Anything herein to the contrary notwithstanding, the Company shall give the Executive written notice prior to terminating this Agreement of the Executive’s employment based upon a serious dereliction of fiduciary obligation or refusal to perform ((ii) or (v) above), setting forth the exact nature of any such alleged serious dereliction of duty or refusal to perform and the conduct required to cure such breach. The Executive shall have thirty (30) days from the giving of such notice within which to cure. The Executive acknowledges and agrees that the non-competition and non-solicitation restrictions set forth in Section 7 of this Employment Agreement will remain in full force and effect for the twelve (12) month period after the termination of his employment under this section, and the confidentiality and rights to inventions obligations established in Sections 8 and 9 of this Agreement will survive the termination of this Agreement pursuant to this section.

(e) Upon sixty (60) days written notice, the Company shall retain the right to terminate the Executive without Cause. If the Executive’s employment is terminated by the Company without Cause, the Executive shall continue to receive his base salary and fringe/medical benefits as provided for in Section 4 (collectively, the “Fringe Benefits”) for the greater of (i) the remaining term of the Agreement under the then applicable Employment Period, or (ii) a period of twelve (12) months from the effective date of termination, provided, however, that there shall be offset against any liability for compensation during any period more than twelve (12) months from the date of such termination any compensation paid to the Executive in his capacity as an employee, consultant or independent contractor. Furthermore, Executive’s interest in any stock options or restricted stock for which he has become eligible under the terms of the applicable stock option or restricted stock plan or agreement or for which he was scheduled to become eligible at any time during the then applicable Employment Period (collectively, the “Options”) shall fully vest on the effective date of his termination without Cause. The non-competition and non-solicitation restrictions set forth in Section 7 of this Employment Agreement will terminate on the effective date of termination if Executive’s employment with the Company is terminated pursuant to this Section 5(e). The confidentiality and rights to inventions obligations established in Sections 8 and 9 of this Agreement will survive the termination of this Agreement pursuant to this section.

(f) In the event the Executive becomes permanently disabled during employment with the Company, the Company may terminate this Agreement by giving thirty (30) days notice to the Executive of its intent to terminate, and unless the Executive resumes performance of the duties set forth in Section 3 within five (5) days of the date of the notice and continues performance for the remainder of the notice period, this Agreement shall terminate at the end of the thirty (30) day period. If the Executive is terminated pursuant to this Section 5(f), he shall be entitled to receive severance pay in an amount equal to twelve (12) months of salary, less all applicable withholding and deductions, and Executive shall be entitled to receive all stock options and the Fringe Benefits as if Executive’s employment had continued through the twelve (12) month period following termination. This severance pay shall be payable in accordance with the Company’s normal payroll schedule, or on such other periodic basis as may be mutually agreed upon, from the effective date of his termination, as if Executive’s employment had continued during the twelve (12) month severance period. “Permanently disabled” for the purposes of this Agreement means the inability, due to physical or mental ill health, to perform the Executive’s duties for one hundred twenty (120) days during any one employment year, irrespective of whether such days are consecutive. In the event of any dispute under this Section, the Executive shall submit to a physical examination by a licensed physician mutually satisfactory to the Company and the Employee, the cost of such examination to be paid by the Company, and the determination of such physician shall be determinative. The Executive acknowledges and agrees that the non-competition and non-solicitation restrictions set forth in Section 7 of this Employment Agreement will remain in full force and effect for the twelve (12) month period after the termination of his employment under this section, and the confidentiality and rights to inventions obligations established in Sections 8 and 9 of this Agreement will survive the termination of this Agreement pursuant to this section.

(g) This Agreement will terminate immediately upon the Executive’s death and the Company shall not have any further liability or obligation to the Employee, his executors, heirs, assigns or any other person claiming under or through his estate, except that Executive’s estate shall receive any accrued but unpaid salary or bonuses, and Executive’s interest in any stock options or restricted stock for which he had become eligible under the terms of the applicable stock option or restricted stock plan or agreement or for which he was scheduled to become eligible at any time during the then applicable Employment Period under the terms of any such stock option or restricted stock plan or agreement (collectively, the “Options”) shall fully vest on the effective date of his termination under this Section 5(g).

6. Company Property. All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into the Executive’s possession by, through or in the course of his employment, regardless of the source and whether created by the Executive, are the sole and exclusive property of the Company, and immediately upon the termination of the Executive’s employment, or any time at the Company’s request, the Executive shall return to the Company all such property of the Company.

7. Non-Competition.

(a) The Executive agrees that, in consideration of his employment with the Company pursuant to this Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, during Employee’s employment with the Company and for twelve (12) months after termination thereof, the Employee will not either on his own behalf or on behalf of any third party, except on behalf of the Company, directly or indirectly (other than through his ownership of equity interest in the Company), as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly-held company), (i) engage in the manufacture, sale or distribution of chilled fresh dog food; (ii) divert, take away, or attempt to divert or take away, the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Company) of any of the Company’s clients, customers, vendors, business or strategic partners, or accounts, or prospective clients, customers, vendors, business or strategic partners, or accounts, that were contacted, solicited, or served by the Employee while employed by the Company, or (iii) persuade any client, customer, vendor, strategic or business partner, or account of the Company to cease to do business, invest in, participate with, or otherwise work with the Company, or to reduce the amount of business, investment, participation or work that any such client, customer, vendor, or strategic or business partner has customarily done or actively contemplates doing with the Company.

(b) If any restriction set forth in Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

(c) The provisions of Section 7 shall survive termination of this Agreement.

8. Protection of Confidential Information. The Executive agrees that all information, whether or not in writing, relating to the business, technical, or financial affairs of the Company and that is generally understood in the chilled fresh dog food industry (and any other related or relevant industry) as being confidential and/or proprietary information, is the exclusive property of the Company. The Executive agrees to hold in a fiduciary capacity for the sole benefit of the Company all secret, confidential or proprietary information, knowledge, data, or trade secret (“Confidential Information”) relating to the Company or any of its affiliates or their respective clients, which Confidential Information shall have been obtained during his employment with the Company. By way of illustration, but not limitation, Confidential Information includes information regarding the Company’s projects, methodologies, business or vendor relationships, relationships with strategic or business partners, and all information and know-how (whether or not patentable, copyrightable or otherwise able to be registered or protected under laws governing intellectual property) owned, possessed, or used by the Company, including, without limitation, any invention, existing or future product, formula, method, manufacturing techniques and procedures, composition, compound, project, development, plan, market research, vendor information, supplier information, customer lists or information, apparatus, equipment, trade secret, process, research, reports, clinical data, financial data, technical data, test data, know-how, computer program, software, software documentation, source .code, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, patent applications, contracts, joint ventures, price, cost and personnel data, any trade names, trademarks or slogans, but shall not include information that (i) is or becomes public knowledge through legal means without fault by the Executive, (ii) is already public knowledge prior to the signing of this Agreement, (iii) was available to the Executive on a non-confidential basis prior to its disclosure by the Company, (iv) was disclosed by the Executive in the performance of his duties hereunder, or (v) must be disclosed pursuant to applicable law or court order.

The Executive agrees that he will not at any time, either during the Term of this Agreement or after its termination, disclose to anyone any Confidential Information, or utilize such Confidential Information for his own benefit, or for the benefit of third parties without written approval by an officer of the Company. Executive further agrees that all memoranda, notes, records, data, schematics, sketches, computer programs, prototypes, or written, photographic, magnetic or other documents or tangible objects compiled by him or made available to him during the Term of his employment concerning the business of the Company and/or its clients, including any copies of such materials, shall be the property of the Company and shall be delivered to the Company on the termination of his employment, or at any other time upon request of the Company.

9. Publicity. Neither party shall issue, without consent of the other party, any press release or make any public announcement with respect to this Agreement or the employment relationship between them. Following the date of this Agreement and regardless of any dispute that may arise in the future, the Executive and the Company jointly and mutually agree that they will not disparage, criticize or make statements which are negative, detrimental or injurious to the other to any individual, company or client, including within the Company.

10. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event the Company is acquired, is a non surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of the Executive are personal and may not be assigned by him.

11. Entire Agreement. This Agreement contains the entire understanding of the Executive and the Company with respect to employment of the Executive and supersedes any and all prior understandings, written or oral. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by all parties. By entering into this Agreement, the Executive certifies and acknowledges that he has carefully read all of the provisions of this Agreement and that he voluntarily and knowingly enters into said Agreement. Nothing contained herein shall be deemed to limit or modify the rights of Executive under that certain Stock Purchase and Sale Agreement and that certain Stockholders Agreement among the Company and certain of stockholders, both dated as of the date hereof.

12. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13. Governing Law and Submission to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

14. Notices. Any notice provided for in this Agreement shall be provided in writing. Notices shall be effective from the date of service, if served personally on the party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid. Notices shall be properly addressed to the parties at their respective addresses or to such other address as either party may later specify by notice to the other.

15. ARBITRATION. THE PARTIES AGREE THAT ANY CONTROVERSY, CLAIM OR DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH THEREOF, EXCEPT AS DISCUSSED HEREIN OR ARISING OUT OF OR RELATING TO THE EMPLOYMENT OF THE EXECUTIVE, OR THE TERMINATION THEREOF, INCLUDING ANY STATUTORY OR COMMON LAW CLAIMS UNDER FEDERAL, STATE, OR LOCAL LAW, INCLUDING ALL LAWS PROHIBITING DISCRIMINATION IN THE WORKPLACE, SHALL BE RESOLVED BY ARBITRATION IN NEW YORK IN ACCORDANCE WITH THE EMPLOYMENT DISPUTE RESOLUTION RULES OF JAMS/ENDISPUTE. THE PARTIES AGREE THAT ANY AWARD RENDERED BY THE ARBITRATOR SHALL BE FINAL AND BINDING, AND THAT JUDGMENT UPON THE AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT, DUE TO THE NATURE OF THE CONFIDENTIAL INFORMATION, TRADE SECRETS, AND INTELLECTUAL PROPERTY BELONGING TO THE COMPANY TO WHICH THE EXECUTIVE HAS OR WILL BE GIVEN ACCESS, AND THE LIKELIHOOD OF SIGNIFICANT HARM THAT THE COMPANY WOULD SUFFER IN THE EVENT THAT SUCH INFORMATION WAS DISCLOSED TO THIRD PARTIES, NOTHING IN THIS SECTION SHALL PRECLUDE THE COMPANY FROM GOING TO COURT TO SEEK INJUNCTIVE RELIEF TO PREVENT EXECUTIVE FROM VIOLATING THE OBLIGATIONS ESTABLISHED IN SECTIONS 7 THROUGH 9 OF THIS AGREEMENT.

In the event of a dispute between the parties regarding Executive’s entitlement to any bonus, severance or other compensation, benefits or entitlements under this Agreement, the Company agrees that, upon commencement of any legal proceeding arising out of such dispute, it will either (i) place an amount equal to the amount in dispute in an interest-bearing escrow account mutually agreeable to the parties, or (ii) shall deliver to the Executive an irrevocable letter of credit containing terms, including those relating to the accrual of interest, mutually agreeable to the parties. In the event that the Company fails to do so, Executive shall be entitled to seek injunctive relief ordering the Company to deposit the money in escrow during the pendency of the relevant legal proceeding, and the proceeding seeking injunctive relief may be instituted in, and both the Company and Executive consent to jurisdiction within, the State of New York, without giving effect to the principles of conflicts of law thereof.

17. Indemnification.

(a) Corporate Acts. In his capacity as a director, manager, officer, or employee of the Company or serving or having served any other entity as a director, manager, officer, or Executive at the Company’s request, Executive shall be indemnified and held harmless by the Company to the fullest extent allowed by law, the Company’s charter and by-laws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which Executive may be involved, or threatened to be involved, as a party or otherwise by reason of Executive’s status, which relate to or arise out of the Company, their assets, business or affairs, if in each of the foregoing cases, (i) Executive acted in good faith and in a manner Executive believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe Executive’s conduct was unlawful, and (ii) Executive’s conduct did not constitute gross negligence or willful or wanton misconduct (and the Company shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided Executive provides an undertaking to repay advances if it is ultimately determined that Executive is not entitled to indemnification). The Company shall advance all expenses incurred by Executive in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section, including but not necessarily limited to legal counsel, expert witnesses or other litigation-related expenses. Executive shall be entitled to coverage under the Company’s directors and officers liability insurance policy in effect at any time in the future to no lesser extent than any other officers or directors of the Company. After Executive is no longer employed by the Company, the Company shall keep in effect the provisions of this Section, which provision shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the right of indemnification of Executive. Notwithstanding anything herein to the contrary, the provisions of this Section shall survive the termination of this Agreement and the termination of the Period of Employment for any reason.

(b) Personal Guarantees. The Company shall indemnify and hold harmless the Executive for any liability incurred by him by reason of his execution of any personal guarantee for the Company’s benefit (including but not limited to personal guarantees in connection with office or equipment leases, commercial loans or promissory notes).

17. Miscellaneous.

(a) No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by one party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b) The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c) Any rights of Employee hereunder shall be in addition to any rights Employee may otherwise have under written benefit plans or agreements of the Company to which he is a party or in which he is a participant, including, but not limited to, any Company sponsored written employee benefit plans, stock option plans, grants and agreements.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered under seal, by its authorized officers or individually, on the date first identified above.

PROFESSOR CONNOR’S, INC.:

/s/ Scott Morris
By:	Scott Morris
Title:	Secretary

CATHAL WALSH:

/s/ Cathal Walsh

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